Exhibit 15

November 8, 2022

Horace Mann Educators Corporation
Springfield, Illinois

Re: Registration Statements on Form S-3 (No. 333-223627), Form S-4 (No. 333-223628) and Form S-8 (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384 and No. 333-185231)
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2022 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois